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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

                       Commission File Number: 000-50328


                          VIKING ENERGY ROYALTY TRUST
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             (Exact name of registrant as specified in its charter)


                       SUITE 2100, 330 - 5TH AVENUE S.W.
                        CALGARY, ALBERTA, CANADA T2P 0L4
                                 (403) 265-1178
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          (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)


                                  TRUST UNITS
            --------------------------------------------------------
            (Title of each class of securities covered by this Form)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)    [X]                 Rule 12h-3(b)(1)(i)    [X]
Rule 12g-4(a)(1)(ii)   [_]                 Rule 12h-3(b)(1)(ii)   [_]
Rule 12g-4(a)(2)(i)    [_]                 Rule 12h-3(b)(2)(i)    [_]
Rule 12g-4(a)(2)(ii)   [_]                 Rule 12h-3(b)(2)(ii)   [_]
                                           Rule 15d-6             [_]


               Approximate number of holders of record as of the
                        certification or notice date: 1


      Pursuant to the requirements of the Securities Exchange Act of 1934, Viking Energy Royalty Trust has caused this certificate/notice to be signed on its behalf by the undersigned duly authorized person.


Dated: March 3, 2006                     VIKING ENERGY ROYALTY TRUST, BY ITS
                                         SOLE UNITHOLDER, HARVEST ENERY TRUST


                                         By: /s/ David J. Rain
                                             ---------------------------
                                             Name:  David J. Rain
                                             Title: Corporate Secretary

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